Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Subsidiary Prices

$450 Million of 9 7/8% Senior Notes due 2018

FAIRPORT, N.Y. (November 19, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) (“PAETEC”) announced today that its wholly-owned subsidiary, PAETEC Escrow Corporation, has priced $450 million aggregate principal amount of its 9 7/8% senior notes due 2018 to be issued in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. Upon satisfaction of certain conditions, including the concurrent closing of PAETEC’s previously announced acquisition of Cavalier Telephone Corporation (“Cavalier”), the offering proceeds will be released to PAETEC and PAETEC will assume the obligations of PAETEC Escrow Corporation under the Notes.

The net proceeds from the offering will be used, together with cash on hand and cash on hand of Cavalier, to pay the merger consideration and other costs and expenses related to PAETEC’s proposed acquisition of Cavalier, including repayment of substantially all outstanding Cavalier indebtedness.

The closing of the offering is expected to occur on or about December 2, 2010, subject to satisfaction of customary closing conditions.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.